EXHIBIT 99.1

Educational Development Corporation Announces Fiscal Fourth Quarter, Fiscal 2020 Results and Provides First Quarter Fiscal 2021 Revenue Guidance

TULSA, Okla., May 21, 2020 (GLOBE NEWSWIRE) -- Educational Development Corporation (“EDC”, or the “Company”) (NASDAQ: EDUC) (http://www.edcpub.com) today reports net revenues and earnings per share results for the fiscal year ended February 29, 2020.

Randall White, CEO of Educational Development Corporation, announced that for the fiscal year 2020, the Company reports net revenues of $113,011,900, a decrease of $5,799,400, or 4.9%, when compared to $118,811,300 for the previous year.  Fiscal 2020 net earnings totaled $5,645,100, compared to $6,678,400 in fiscal 2019, a decrease of 15.5%.  Fiscal year 2020 earnings per share were $0.68 compared to $0.81 the previous year, down 16.0% on a fully diluted basis.

For the fiscal fourth quarter ended February 29, 2020, the Company reports net revenues of $20,161,900, a decrease of $3,463,500, or 14.7%, when compared to $23,625,400 for the fiscal fourth quarter of the previous year.  Earnings before income taxes were $703,000, a decrease of $142,200, or 16.8%, compared to $845,200 for the fiscal fourth quarter 2019.  Net earnings totaled $538,100 for fiscal fourth quarter 2020, compared to $555,500 for the fiscal fourth quarter 2019, a decrease of $17,400, or 3.1%.  Earnings per share for the fiscal fourth quarter were $0.06 compared to $0.07 for the same fiscal quarter in the previous year, down 14.3% on a fully diluted basis.

Per Mr. White, “Fiscal year 2020, while down from fiscal year 2019, is still recorded as the Company’s second- best year in history for net revenue and net earnings; we maintained a strong cash balance and continued to pay dividends.  Fiscal year 2020 was also a year of consolidation and investment for future growth. Our IT department allocated significant resources in the development of infrastructure and programs in preparation for future growth.   In addition, our Usborne Books & More division developed and implemented a new recruit success program “Climb.” While the development of new programs impacted the fourth quarter of fiscal 2020, the successful results have already been recognized in the 1st quarter of fiscal 2021.”

Mr. White continued, “As previously reported on May 12, 2020, the Company received the proceeds of a $1.44 million Paycheck Protection Loan during the beginning of April.  Following the loan receipt, April net revenues increased an unprecedented 60% over the previous April which allowed us to repay loan completely in less than 40 days.  The dramatic increase in net revenues has continued during May.  While we have not historically provided financial guidance, we feel the material changes to our business require us to provide more current information.  As such, we currently expect to report net revenues for the quarter between $36.5 million and $38.5 million, which will be the largest first quarter net revenues in our history.”

Mr. White concluded, “Due to our continued positive cash flows, along with the reported increase in net revenues during the first quarter of fiscal 2021, our Board of Directors has approved an increase in our quarterly dividend and authorized a $0.06 per share cash dividend which will be paid on or around June 18, 2020 to shareholders of record June 2, 2020.”

EDUCATIONAL DEVELOPMENT CORPORATION
CONDENSED STATEMENTS OF EARNINGS (UNAUDITED)
	Three Months Ended February 29 (28),		Twelve Months Ended February 29 (28),
	2020	2019	2020	2019

NET REVENUES	$20,161,900	$23,625,400	$113,011,900	$118,811,300

EARNINGS BEFORE INCOME TAXES	703,000	845,200	7,751,900	9,180,800

INCOME TAXES	164,900	289,700	2,106,800	2,502,400
NET EARNINGS	$538,100	$555,500	$5,645,100	$6,678,400

BASIC AND DILUTED EARNINGS
PER SHARE:
Basic	$0.06	$0.08	$0.68	$0.82
Diluted	$0.06	$0.07	$0.68	$0.81

DIVIDENDS DECLARED PER SHARE	$0.05	$0.05	$0.20	$0.20
WEIGHTED AVERAGE NUMBER OF COMMON AND EQUIVALENT SHARES OUTSTANDING:
Basic	8,370,021	8,199,916	8,318,412	8,189,149
Diluted	8,370,021	8,206,894	8,323,128	8,196,628

EDC will host its annual results Investor Call, including a live Q&A webcast, on Wednesday, May 27, 2020 at 3:00 PM CT (4:00 PM ET).  Randall White, the Company’s CEO and President, Craig White, Chief Operating Officer, Heather Cobb, Chief Sales and Marketing Officer and Dan O’Keefe, CFO and Secretary, will present the annual results and be available for questions following the presentation.  Phone lines for participants will be available at (855) 639-3876 (International callers can use (602) 585-9973.  The conference ID is 4473326.

Audio replays will be available following the event at www.edcpub.com/investors.aspx.

About Educational Development Corporation (EDC)

EDC is a publishing company specializing in books for children.  EDC is the exclusive United States trade co-publisher of the line of educational children’s books produced in the United Kingdom by Usborne Publishing Limited (“Usborne”) and we also exclusively publish books through our ownership of Kane Miller Book Publisher (“Kane Miller”); both international award-winning publishers of children’s books.  EDC’s current catalog contains over 2,000 titles, with new additions semi-annually.  Both Usborne and Kane Miller products are sold via 4,000 retail outlets and by independent consultants, who hold book showings in individual homes, through social media, book fairs with school and public libraries, direct and internet sales.

Contact:
Educational Development Corporation
Randall White, (918) 622-4522

Cautionary Statement for the Purpose of the “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995.

The information discussed in this Press Release includes “forward-looking statements.” These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “continue,” “potential,” “should,” “could,” and similar terms and phrases.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties and we can give no assurance that such expectations or assumptions will be achieved.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, our success in recruiting and retaining new consultants, our ability to locate and procure desired books, our ability to ship the volume of orders that are received without creating backlogs, our ability to obtain adequate financing  for working capital and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, the COVID-19 pandemic, as well as those factors discussed in our Annual Report on Form 10-K for the year ended February 28, 2019, all of which are difficult to predict.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in our Annual Report on Form 10-K for the year ended February 28, 2019 and speak only as of the date of this Press Release.  Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.